Exhibit 99.1

Richard Beckert Joins TriNet as Senior Vice President of Finance

SAN LEANDRO, Calif. – April 10, 2017 – TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive HR solutions, today announced that Richard Beckert has joined TriNet as senior vice president of finance. Beckert will be appointed as chief financial officer immediately following the filing of TriNet’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. Bill Porter will continue as TriNet’s chief financial officer until Beckert’s appointment, after which, as previously announced, Porter will transition into an advisory role.

Beckert brings extensive executive experience to TriNet and is a key addition to the company and its leadership team. He will lead all aspects of the finance function and reports directly to Burton M. Goldfield, TriNet’s president and chief executive officer.

Prior to TriNet, Beckert most recently served as executive vice president and chief financial officer at CA Technologies (NASDAQ: CA). In that role, he led a team of over 1,000 professionals in running all accounting and reporting, treasury, risk management, tax, real estate, and internal audit processes. Earlier at CA, Beckert served as senior vice president and corporate controller and oversaw financial reporting, planning, budgeting, forecasting, and pricing, as well as the integration of facilities of acquired companies. Prior to that, he was senior vice president of strategic pricing for CA.

Before joining CA, Beckert spent more than two decades at IBM in various leadership positions, including division controller of the Data Management division and of the Lotus division. At IBM, he also served as the director of financial operations for IBM Americas Software and the director of worldwide software pricing. Beckert earned a Bachelor of Science in Finance Administration from Northeastern University.

Supporting Quotes:

Richard Beckert, Senior Vice President of Finance, TriNet
“I am thrilled to join TriNet and apply my experience to help drive continued growth and success. TriNet has all the ingredients of a business that will deliver long-term growth and I am eager to work with the leadership team and all colleagues as we execute our strategy.”

Burton M. Goldfield, President and CEO, TriNet
“I am pleased to welcome Richard as our senior vice president of finance. His experience leading finance functions at large organizations is pivotal as we scale the business for continued growth and market penetration. Richard is a strong addition to TriNet and our executive team.”

About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Media Contacts:
Jock Breitwieser
TriNet
Jock.Breitwieser@TriNet.com
(510) 875-7250

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